[GRAPHICS APPEARS HERE]

Exhibit 23.4

Subject:

Written Consent to Reference Business Appraisal Services, LLC Valuation in S-1 Filing of NimbleGen Systems, Inc.

Dear Mr. Snyder:

We hereby consent to the reference to our firm under the captions “Experts,” “Compensation Discussion and Analysis,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Consolidated Financial Statements” in the Registration Statement on Form S-1 of NimbleGen Systems, Inc. for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”). In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Business Appraisal Services, LLC

Business Appraisal Services, LLC

Experts in ESOPs and Valuations of Privately-held Entities
Naperville, Illinois Office 630.357.5210 Yorkville, Illinois Office 630.698.6401